UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2015

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 University Plaza Drive, Suite 320
Hackensack, NJ	07601
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Yoram Bibring as its Chief Financial Officer and Treasurer, effective July 30, 2015.

On July 30, 2015, the Company and Yoram Bibring entered into an employment agreement which sets forth the terms of Mr. Bibring’s employment (the “Employment Agreement”). Pursuant to the Employment Agreement, Yoram Bibring will be paid a salary at the annual rate of $225,000.  Mr. Bibring will also receive other benefits that are generally made available to the Company’s employees.  The Employment Agreement provides that if within twelve months after a Change of Control (as defined in the Employment Agreement, which is filed herewith as Exhibit 10.1) Mr. Bibring’s employment is terminated for any reason other than for cause, disability or death, or by Mr. Bibring due to a Change of Control Termination (as defined in the Employment Agreement), the Company shall pay Mr. Bibring a payment equal to his target bonus compensation for the year in which the Change of Control occurs, and his base salary for twelve months following the date of such termination.

Mr. Bibring also was granted a stock option (the “Initial Grant”) on July 30, 2015 (the “Grant Date”) for the purchase of 165,000 shares of the Company’s common stock (the “Shares”) at an exercise price equal to $3.17 per share. Subject to Mr. Bibring’s continued service with the Company through the applicable vesting dates, the Initial Grant will vest and become exercisable as to 25% of the Shares on the first anniversary of the Grant Date (the “Initial Vesting Date”) and the remainder of the Shares will vest and become exercisable in equal monthly installments on each of the 36 monthly anniversaries following the Initial Vesting Date, and shall vest and become exercisable in full immediately prior to a Change of Control (as defined in the Employment Agreement).  The Initial Grant was issued outside of the Company’s 2014 Stock Incentive Plan as an employment inducement grant.

Prior to joining the Company, Yoram Bibring served since March, 2015 as Chief Financial Officer of Sapiens North America, a provider of insurance industry software solutions. From May, 2014 to February, 2015 he served as Chief Financial Officer of Silenseed, a biopharmaceutical company based in Israel. He also served as Chief Financial Officer of Healthcare Corporation of America, a pharmacy benefit manager, from May, 2013 to April, 2014. From September, 2001 to December, 2012, he served as Chief Financial Officer of Fundtech, a provider of financial transaction processing software.

Yoram Bibring is 57 years old. There is no arrangement or understanding between Mr. Bibring and any other person pursuant to which he was appointed Chief Financial Officer and Treasurer. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Bibring has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Bibring and any director or other executive officer of the Company.

The above description of the Employment Agreement is qualified in its entirety by reference to the terms of the Employment Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference. The above description of the Initial Grant is qualified in its entirety by reference to the terms of the Initial Grant, attached hereto as Exhibit 10.2 and incorporated herein by reference.

On August 3, 2015, the Company issued a press release announcing the appointment of Yoram Bibring as its Chief Financial Officer and Treasurer. A copy of the press release is attached as Exhibit 99.1 hereto.

(b)

On July 30, 2015, Alla Patlis ceased to serve as Interim Chief Financial Officer of the Company. Ms. Patlis will continue to serve as Controller of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated July 30, 2015 between Brainstorm Cell Therapeutics Inc. and Yoram Bibring.
10.2	Nonstatutory Stock Option Agreement dated July 30, 2015, granted by Brainstorm Cell Therapeutics Inc. to Yoram Bibring.
99.1	Press Release dated August 3, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 3, 2015	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Tony Fiorino, MD, PhD
Tony Fiorino, MD, PhD
Chief Executive Officer